Exhibit 10.1

ENTRUST (EUROPE) LTD

CONTRACT OF EMPLOYMENT

THIS CONTRACT IS MADE ON:

This document sets out your terms and conditions of employment and contains the written particulars required by Part 1 of the Employment Rights Act 1996.

Together with those policy and procedures set out in the staff handbook and any HR/Company Intranet which are specifically incorporated, this document constitutes the contract of employment between you the employee whose name and address is stated in Schedule One AND Entrust (Europe) Ltd whose registered office is at Carmelite 50 Victoria Embankment London E4Y 0DX.

CONTINUOUS EMPLOYMENT

Your employment commenced on the date set out in Schedule One.

No other previous employment counts as continuous employment for any statutory purposes.

JOB TITLE/DUTIES

The title of your job and a summary of your main duties are set out in Schedule One.

Entrust reserves the right to change your job description and may require you to carry out different and/or additional duties under this contract.

AUTOMATIC TERMINATION

This contract will automatically terminate at the end of the month when you attain the age of 65 years, however, with agreement of both parties, the automatic termination age may be extended.

HOURS OF WORK

You will work the basic hours set out in Schedule Two.

You may be occasionally required to do additional work from time to time in order to meet the full requirements of your job and the business.

You are not entitled to receive payment for overtime as a right under this contract.

PLACE OF WORK

You will normally be based at Entrust’s premises at Apex Plaza (B2), Forbury Road, Reading Berkshire RG1 1AX.

You may be required to be work at any other premises at which Entrust carries on its business now or in the future.

You may also travel to such places (whether within or outside the UK) as Entrust requires you to in the performance of your duties.

SALARY

Your salary will be paid monthly in arrears at the rate set out in Schedule Three. Entrust reserves the right to reduce your wages if your duties change as a result of your incapacity to perform your duties or to suspend payment of wages if you are suspended from duty by Entrust.

Your salary will be reviewed annually at the Company’s absolute discretion.

PROBATION PERIOD

Your initial employment with Entrust will be on the basis of a three (3) month probation period. During this time you must give one week’s prior written notice to terminate the contract. In any case deemed appropriate by Entrust this probation period may be extended and in any such case you will be notified in writing. If you are not considered suitable for your job by Entrust or if for any other reason your continued employment is not required this contract will terminate at the end of the probation period or at the expiry of any notice given during the probation period or in the event of your employment being terminated without notice during the probation period.

BONUS/COMMISSION

Employees who are not participants in the Sales Commission Programme will be eligible to participate in the Company’s Bonus Scheme. Your potential additional earnings are as specified in Schedule Four and are paid entirely at the discretion of Entrust. Bonuses paid will reflect the company’s performance and how Entrust assesses your contribution to the success of the company during the preceding period.

Employees eligible to participate in the Sales Commission programme should refer to Schedule Four.

Bonuses/Commission paid will be non-pensionable.

EXPENSES

You may incur reasonable business expenses on Entrust’s behalf only when expressly authorised to do so. Please refer to Entrust’s expense policy for further details. Reimbursement will only be made if you submit a claim form and supporting receipts (including if applicable a VAT receipt). Expenses should be submitted on a weekly basis and payment will normally be made to your bank account by electronic transfer normally within 10 working days of Finance receiving the approved form.

DEDUCTIONS FROM PAY

If at any time during or on termination of your employment it is the opinion of Entrust that you owe money to the company you agree and authorise Entrust to deduct the sum or sums owed from any payment due to you from Entrust whether by salary or payment of any other kind.

For example this will cover deductions from your salary of overpayments, expenses, loans, damage caused by you and any other money due from you to Entrust.

HOLIDAYS

The holiday year runs from 1 January to 31 December. You are entitled to take paid holidays as set out in Schedule Five. Your manager must agree holidays and you should apply for holidays at least two weeks prior to the first day of leave. With agreement of your manager, you can carry forward up to five (5) days to the next year; however, these days must be exhausted by 30 June of the following year.

During the holiday year in which your employment commences you will be entitled to paid holiday during that year on a pro-rata basis.

During a holiday year in which your employment is terminated you will be paid on termination for any untaken part of your entitlement to paid holiday calculated on a pro-rata basis for service in that year. If you have taken more than your proportionate entitlement to paid holiday when you leave Entrust will deduct the amount of pay for the holiday from your salary on termination.

Your holiday entitlement under this contract includes any entitlement to paid annual leave that you have under The Working Time Regulations 1998.

As well as your holiday entitlement you will normally not be required to work on the UK Bank or Public holidays and you will be paid for them when you would have otherwise been required to work on that day.

SICK PAY ARRANGEMENTS

If you are absent from work on account of sickness or injury, you or someone on your behalf should inform the Company of the reason for absence by 9.30am on the day of which absence first occurs

If your absence lasts seven or fewer calendar days you need not produce a medical certificate unless you are specifically requested to do so. You must however complete the Company’s self-certification form immediately you return to work after such absence.

If your absence lasts more than seven calendar days you must on the eighth calendar day of absence provide a Medical Certificate stating the reason for absence and thereafter provide a like Certificate each week to cover any subsequent period of absence.

Entrust reserves the right to ask you at any stage of absence to produce a Medical Certificate and/or to undergo a medical examination. The cost of which will be borne by the company.

You will be paid your normal basic remuneration less the amount of any statutory sick pay or Social Security sickness benefit to which you may be entitled in accordance with the schedule set out below. Company sick pay is at the Company’s absolute discretion.

No. of Years of Continuous Service	No. Days Absent p.a. (Jan to Dec)	Salary Paid
Up to 1 complete years	up to 20 days	Full salary
of service	20 to 65 days	Half salary
	65 days and over	SSP only
Between 1 and 5	up to 40 days	Full salary
complete years	40 to 65 days	Half salary
	65 days over	SSP only
over 5 complete years	up to 65 days	Full salary
	65 days and over	SSP only

NOTICE

Should you or Entrust want to terminate your employment written notice of termination must be given as follows (unless otherwise specified in Schedule Four):

Both you and Entrust must give the other notice, in writing, of four weeks(the “Notice Period”). After you have completed 5 years continuous employment with Entrust the notice which you will be given will increase to 5 weeks and then with each further year of continuous employment which you complete your notice entitlement will increase by 1 week up to a maximum of 12 weeks (after you complete 12 years continuous employment). It will then remain at 12 weeks until the end of the contract.

You must provide Entrust with written notice of termination of one (1) month after the end of your probation period however long you then remain employed.

Notice to you will be deemed to have been given if handed to you or sent by Recorded Delivery to your last notified address known to Entrust. Notice by you must be given to your manager or sent by recorded delivery to HR Department, Entrust (Europe) Ltd, Apex Plaza (B2), Forbury Road, Reading Berkshire RG1 1AX.

On termination of your employment (by you or by Entrust) Entrust may either:

a)	require you to work throughout your Notice Period, or

b)	require you to stay away from your place of work throughout your notice period (on “garden leave”)

During the Notice Period you will be eligible to receive your base salary; however, if you are not actively employed during the Notice Period you will not be eligible to receive any sales commissions (except to the extent that such sales commissions have accrued as payable prior to the date of such notice pursuant to the terms of the relevant sales compensation plan), bonuses, new stock option or other new equity grants, salary increases, or continued accrual of sick leave during the Notice Period;

Any currently held stock options or other equity in Entrust, Inc. will continue to vest during the Notice Period in accordance with the terms of the applicable award agreement(s).

Salary payments during the Notice Period will be made less appropriate deductions and withholdings and will be paid in according with Entrust’s normal payroll practices;

The continuation of any benefits during the Notice Period will be subject to the terms and conditions of each applicable controlling plan, program, or policy in effect prior to the delivery of such notice.

If at the time that you receive notice that your employment is ending with Entrust you sign and return a standard Compromise Agreement and release provided to you by Entrust, then Entrust will extend the Notice Period by an additional twenty four (24) weeks (“Enhanced Notice Period”). For greater certainty, if your employment is terminated by Entrust and you decline to sign and return Entrust’s then-standard Compromise Agreement within fourteen (14) days from the date of your receipt of such Compromise Agreement, then the Notice Period will as be calculated as set forth above in the second paragraph of this section entitled “Notice”, and such Enhanced Notice Period shall not be available to you.

You agree that if at any time during the Notice Period Entrust reasonably determines that you have violated the terms of this agreement, Entrust reserves its right to enforce the Disciplinary Procedure and/ or halt any further payments of salary thereafter, in addition to all other rights and remedies available at law.

Entrust may also dismiss you without notice or payment in lieu of notice in cases of gross misconduct. (The disciplinary procedure set out in the staff handbook gives you examples of the types of conduct which Entrust will consider to be gross misconduct).

GRIEVANCE AND DISCIPLINARY PROCEDURES

Entrust operates a grievance and disciplinary procedure details of which can be found in the staff handbook. These procedures are discretionary and do not form part of your Terms and Conditions of Employment

QUALIFICATIONS

It is an essential term of this contract that you have told the truth to Entrust about your previous work experience and qualifications.

Entrust regards any breach of this term as gross misconduct in respect of which your employment can be terminated without warning or notice.

CRIMINAL CONVICTIONS

It is an essential term of this contract that you have told the truth to Entrust about your criminal record (although this does not mean that you have to inform Entrust about offences which are “spent” under the Rehabilitation Of Offenders Act 1974).

You must tell Entrust if at any time you are arrested, charged with or summonsed for a criminal offence of any nature. You are under a duty to truthfully and fully answer any questions from Entrust in relation to any such matters.

If you are convicted of a criminal offence of any nature whether committed in or out of working hours Entrust may terminate your employment with or without notice or payment in lieu of notice and irrespective of the fact that no warnings have been given.

RETURN OF PROPERTY

You shall return to Entrust or as otherwise directed by Entrust all phones, documents, correspondence, computer equipment, computer discs and software, specifications, reports, records, credit cards, keys, passes, lists of clients and customers, address lists, address books, files, books and any other property of whatever kind and whether similar to any of the above or not, belonging to or relating to the business of Entrust or relating to the business of or belonging to an associated employer or their clients or customers together with all copies thereof which may be in your possession, custody or control whenever requested by Entrust to do so and in any event immediately on the termination of your employment.

CONFIDENTIALITY

You must not either during your employment or after it has ended for any reason disclose to any person or use for any purpose whatsoever or copy any confidential information relating to the business affairs or trade secrets of Entrust. For example this includes information about Entrust’s customers or clients, other employees, suppliers and prices or any other matter or information on Entrust’s database or about Entrust’s business or the business of Entrust’s customers or clients which is not freely available to the public.

NON-SOLICITATION

You will not during your employment or for a period of six (6) months after the termination of your employment for any reason attempt to solicit or accept work for private gain on your own behalf and/or for any other individual, firm, corporation or company from any private individual, firm, corporation or company who within the period of six (6) months before the termination of your employment have been a client or customer of Entrust with whom you have had personal dealings in the course of your duties nor will you attempt to interfere with the existing business relations between any client or employee and Entrust and at no time during your employment or for six (6) months after the termination of your employment for any reason will you approach any other employee of Entrust with a view to him or her ceasing to be employed by Entrust or for the purpose of enticing away or employing him or her.

You agree that the restrictions set out above are fair and reasonable and necessary to protect the legitimate business interests of Entrust. In the event that any part of this clause shall be found by a court to be unreasonable or unenforceable or void that part shall be severed and the remainder of this clause shall be enforceable with such deletion or modification as may be necessary to make it effective and for such period as is found to be reasonable and valid in substitution for the period or periods contained in this clause.

INTELLECTUAL PROPERTY RIGHTS (INVENTIONS AND DESIGNS)

COPYRIGHT

The Copyright, Designs and Patents Act 1988 governs the ownership of copyright in literary, artistic and other works created by you in the course of your employment. In relation to all such copyright the Company (as your employer) is the owner.

If during your employment you at any time (whether alone or with any other person, whether during the course of your normal duties or other duties specifically assigned to you and whether or not during normal working hours) originate any design (whether registerable or not) or other work in which copyright may subsist, you shall immediately disclose it to the Company and, at the request and expense of the Company, you shall do all things necessary and desirable to substantiate the rights of the Company in relation to that design or other work.

INVENTIONS

The Patents Act 1977 provides that, subject to certain conditions, an invention made by you (as the Company’s employee) will belong to the Company if it is made in the course of your normal duties or in the course of other duties specifically assigned to you.

If at any time during your employment (whether or not whilst engaged in the performance of your duties) you discover, make or conceive, either alone or in conjunction with others, any invention, discovery or design which relates to the business of the Company (an “Invention”) you shall:

a)	immediately communicate or explain in writing full particulars of the Invention to the Company, whether you consider the Invention to be your own property or the property of the Company; and

b)	where the Invention is the property of the Company, at the request and expense of the Company, supply all such information, data and drawings as may be necessary to enable the Company to exploit the Invention to its best advantage; and shall execute and do all such documents and things as may be necessary or desirable for obtaining patent or similar protection for the same in such part or parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

MORAL RIGHTS

You hereby irrevocably waive any rights you may have under Chapter IV of Part I of the Copyright Designs and Patents Act 1988 (“Moral Rights”) and any foreign law assigning corresponding rights in respect of any acts of the Company or done with the Company’s authority in relation to all copyright material generated by you.

Rights and obligations in respect of all intellectual property (including any copyright, Inventions, or Moral Rights) shall continue in force after the termination of your employment and shall be binding upon your representatives.

INTERFERENCE WITH INTELLECTUAL PROPERTY

You shall not, unless it forms part of your job responsibilities, without the consent of the Company in writing modify, copy or use either in whole or in part any software, the rights of which are vested in the Company, or any Group Company, and or vested or owned by other persons or bodies who are clients of the Company.

TRAINING

You must undertake any training which Entrust requires you to undertake. This may take place within your normal working hours but may also be outside your normal working hours and at a location away from your normal place of work.

COMMITMENT TO ENTRUST

You are expected to devote your whole time and attention to the best interests of Entrust during your working hours. You must not work for another employer or carry out work on any other basis during the term of this contract whether in or out of your normal working hours, without Entrust’s written permission.

PERFORMANCE ASSESSMENT

A performance review procedure normally operated by Entrust is set out in the staff handbook.

Entrust’s performance review procedure is not contractually binding either upon you or upon the Company who may leave out any or all of the stages of the performance review procedure.

Entrust has the right to review and monitor the performance of your duties under this contract.

CONDUCT

You must observe Entrust’s policies and procedures. These are contained in this contract, and the staff handbook and also in manuals or memos or directives issued by Entrust from time to time. You must also follow lawful instructions and orders from Entrust. Failure to do so can lead to disciplinary action and even to the termination of your employment.

COMPUTERS

You are not allowed to load your own software on to computers at work. You must not copy software or data from computers at work

EMAIL AND INTERNET

Entrust has a detailed policy on email and internet use, that is contained in the staff handbook and incorporated in this contract.

DATA PROTECTION ACT 1998

Entrust is regulated by the Data Protection Act 1998 (“the Act”) to the extent that Entrust obtains, records or uses any information (which is “data” for the purposes of the Act) about you. The Act defines ‘data processing’ in such a way that by obtaining, recording and using information about you, Entrust will be ‘data processing’ in relation to such information. The information will include the contents of any job application form, CV, and references together with HR records, appraisals and other records made about you during the performance of your employment under this contract. It is a term of this contract to which you signify your agreement when you sign this contract, that you consent to Entrust processing any data that Entrust obtains about you as a result of your being an employee of Entrust. You also consent to Entrust processing “sensitive personal data” (as defined in the Act) about you. You consent to data being transferred outside the European Economic Area where in the sole opinion of Entrust such a transfer is necessary. Entrust is obliged to provide you with certain information pursuant to Part II of Schedule 1 of the Act and you agree that Entrust has discharged that duty by providing you with the information contained in Schedule Six of this contract.

WORKING TIME

You agree that the limit on working time (“the 48 hour week”) specified in regulation 4.1 of The Working Time Regulations 1998 will not apply to your employment and that signature of this agreement shall constitute consent pursuant to regulation 5.1 of the regulations for the duration of your employment under this contract subject to the provision below.

You may terminate your consent under this paragraph by giving one (1) month’s notice in writing to Entrust and the said limit shall apply to your employment on the first working day immediately following the expiry of the period of notice.

COLLECTIVE AGREEMENTS

There are no collective agreements that affect the terms and conditions of your employment.

UNILATERAL VARIATION OF CONTRACT

Entrust reserves the right to amend the terms and conditions of your employment and its policies and procedures from time to time. Such amendments will be notified to you in writing and you will be given one (1) month to consider the amendments.

Any changes to your terms and conditions will be deemed to be accepted unless you notify the Company of any objection in writing within one (1) month of the date that Entrust informs you or sends you notification.

NON-WAIVER CLAUSE

Any failure, delay or forbearance by Entrust in exercising any of the rights, powers or privileges under this contract shall not constitute a waiver of that right, power or privilege or acquiescence to the relevant conduct or course of conduct. Nor shall a previous failure, delay or forbearance on the part of Entrust including a partial exercise by Entrust of any of its rights, powers and privileges in any way affect its right to exercise all such rights, powers and privileges in the future.

HEADINGS

The headings to clauses used in this contract including appropriate sections of the staff handbook are for convenience only and shall not affect the interpretation of this contract.

WHOLE AGREEMENT CLAUSE

This contract and the terms incorporated in it from the staff handbook contains the whole agreement between you and Entrust and supersedes all previous offer letters, contracts, agreements, arrangements or understandings whether oral or written. No amendment to this contract will be legally binding unless made in writing and signed on behalf of Entrust by a duly authorised person.

JURISDICTION

This contract is made within the jurisdiction of the Courts and Employment Tribunals of England and Wales and shall be governed by the law of England and Wales.

ENTRUST

The use of the expressions “Entrust” or “the company” in this contract and in the staff handbook (including those parts of the staff handbook which are not specifically incorporated in this contract) shall mean Entrust (Europe) Ltd and/or any associated company, holding company or subsidiary (as defined in The Companies Act 1985 or any amending Act) and any person, corporate body or partnership to which this contract may be transferred at any time whether by agreement or operation of law or otherwise.

Please sign and return this copy of the contract to signify your agreement to employment with Entrust on these terms.

Listed below are the schedules referred to in this contract:

SCHEDULE ONE

Employee’s name: Andrew Pinder

ADDRESS:

6 Lambert Jones Mews

Barbican

London

EC2Y 8DP

Job title: Senior Vice President, EMEA & Global Government Sales Strategy

Date employment commenced:

SCHEDULE TWO

Hours of work:

Your usual hours of work are from 9.00am to 5.30pm Monday to Friday with one hour for lunch.

For hours worked outside your normal hours, you will not be entitled to additional remuneration for this work.

SCHEDULE	THREE

Rate of pay:

Your basic rate of pay is 168,000 £ per annum.

SCHEDULE FOUR

Special Conditions:

The terms set forth in the offer letter dated October 26, 2006, are hereby incorporated by reference.

SCHEDULE FIVE

Holiday entitlement:

You are entitled to paid annual leave of 25 days in any one-holiday year (January to December), increasing to 28 days after 5 years continuous service (entitlement will arise upon the anniversary of the holiday year following the completion of 5 years service). If you have commenced with Entrust during a holiday year, your leave will be calculated on a pro-rata basis to the end of that year.

SCHEDULE SIX

Data Protection Act 1998

Data Controller: Entrust (Europe) Ltd

Address: Apex Plaza (B2), Forbury Road, Reading Berkshire RG1 1AX

Data Controller’s Representative: Ann Dougall

Address: as above

Purpose of data processing: to keep adequate records of your recruitment, contract, performance, disciplinary record, sickness record, pension details, wages, salary and other benefits, appraisals and all other information arising in the performance of your contract of employment for the purpose of the performance of the contract and the administration and management of your contract and the administration and management of Entrust’s business or organisation and any other purpose arising from the relationship of Entrust and employee created by this contract.

Description of Data: all records of your recruitment, contract, performance, disciplinary record, sickness record, pension details, wages, salary and other benefits, appraisals and all other information arising in the performance of your contract of employment.

Intended Recipients of Data: Entrust and all others authorised by you and/or Entrust to receive data and all others to whom Entrust is legally obliged to disclose the same at any time or to whom Entrust deems it necessary or desirable to disclose data for the purposes set out above.

Countries outside the European Economic Area to which data will or may be transmitted: USA, Canada.

I, Name have read and understood this contract and hereby agree to employment with Entrust (Europe) Ltd on the terms and conditions set out above.

signed	/s/ Andrew Pinder
Name

date:	29 October 2006

signed	/s/ F. William Conner
on behalf of Entrust (Europe) Ltd

date:	29 October 2006